LAW OFFICES OF
                             DECHERT PRICE & RHOADS

                          TEN POST OFFICE SQUARE SOUTH
                             BOSTON, MA 02109-4603

                           TELEPHONE: (617) 728-7100
                              FAX: (617) 426-6567


                                                October 6, 1995




Scudder U.S. Treasury Money Fund
Two International Place
Boston, Massachusetts   02110

         Re: Post-Effective Amendment No. 18 to Registration Statement on Form N-1A (File No. 2-67219) (the "Registration Statement")

Gentlemen:

         Scudder U.S. Treasury Money Fund, formerly Scudder Government Money Fund, (the "Trust") is a trust created under a written Declaration of Trust dated April 4, 1980, and executed and delivered in Boston, Massachusetts. The Declaration of Trust was amended by an Amended and Restated Declaration of Trust dated November 3, 1987 (as further amended, the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares with par value $.0l per share (the "Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         We are of the opinion that the legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

         Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited.

         By votes adopted on November 9, 1993 and November 8, 1994, the Trustees of the Trust authorized the President, any Vice President, the Secretary, and the Treasurer, from time to time, to determine the appropriate number of Shares

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Scudder U.S. Treasury Money Fund
October 6, 1995
Page 2


to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

         We understand that you are about to register under the Securities Act of 1933, 15,794,753 Shares by Post-Effective Amendment No.18 to the Registration Statement.

         We are of the opinion that all necessary Trust action precedent to the issue of said 15,794,753 Shares, comprising the Shares covered by Post-Effective Amendment No. 18 to the Registration Statement, has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 18 to the Registration Statement.

                                                Very truly yours,



                                                /s/Dechert Price & Rhoads